Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.390 – After Issuance of Stock)

1.  Name of corporation:

Zaldiva, Inc.

2.  The articles have been amended as follows: (provide article numbers, if available)

ARTICLE ONE – NAME

The name of the corporation (hereinafter called the “Corporation”) is “FONU2 Inc.”

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:  N/A

4.  Effective date and time of filing: (optional)

Date:  ______

Time:  ______

(must not be later than 90 days after the

                                                                         certificate is filed)

5. Signature:  (required)

X Jeffrey Pollitt

President & CEO

*  If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.